                         COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the "Agreement") is made and entered into as of the 3rd day of October, 2003, between Hunno Technologies, Inc., a Delaware corporation ("Buyer" or "Hunno") and Abazias Inc., an Nevada corporation
("Seller" or "Abazias").

                                    RECITALS

The Buyer desires to acquire all issued and outstanding shares of common stock of Seller, and the Seller wishes to have all issued and outstanding shares of common stock of Seller acquired by the Buyer, on the terms and conditions set forth in this Agreement by way of an exchange of shares (the "Exchange").

The board of directors of the Buyer and the Seller have determined that it is in the best interest of the parties for the Buyer to acquire all issued and outstanding shares of common stock of the Seller pursuant to an exchangeable share transaction.

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

                          I. RECITALS; TRUE AND CORRECT

The above stated recitals are true and correct and are incorporated into this
Agreement.

                              II. PURCHASE AND SALE

2.1      Purchase and Sale.  Subject to all the terms and conditions of this
Agreement, at the Closing, the Seller agrees to receive from the Buyer, and
Buyer agree to issue to the shareholders of the Seller (a "Shareholder")
50,000,000 Shares of Common Stock of the Buyer ("Buyer Shares") (the "Share
Consideration") in exchange for the transfer of 1,000,000 shares of the Common
Stock of the Seller ("Seller's Shares") to the Buyer. Each Seller's Share that is issued and outstanding immediately before the Closing, other than shares with respect to which the right to dissent has been exercised, shall entitle the holder thereof to receive 50 Buyer Shares.

2.2      Closing.   The parties shall hold the Closing no later than 30 days
after the execution of this Agreement (the "Closing Date"), at 11:00 A.M., local time, at the offices of Buyer, or at such other time and place as the parties may agree upon.

2.3      Name Change and  Reincorporation.  Immediately  following the Closing or as soon as practical, Hunno shall change its name to Abazias, Inc. (the "Name
Change"). Shareholder consent will be required under a Schedule 14C filed with the SEC and relevant provisions of Delaware law. The Schedule 14C shall be filed with the SEC as required. The Schedule 14C shall be filed with the SEC and mailed to Hunno Stockholders as required. If audited financials are required for the Schedule 14C, the Name Change may be delayed so that only one Schedule 14C is filed.

2.5      Board of Directors and Officers.  On Closing, Marc Baker, the sole officer and director of Hunno, shall resign, his resignation as a director being effective 10 days after the mailing of the Schedule 14F referred to below. At
Closing, the size of the Hunno Board shall be increased to 3 persons. Mr. Oscar
Rodriguez shall be designated as Chairman of the Board of Hunno Technologies,
Inc. and Mr. Jesus Diaz, and Mr. Aaron Taravella shall be designated as additional board members, also effective 10 days after the mailing of the
Schedule 14F referred to below. This will require the designation of additional directors and filing of a Schedule 14F with the SEC and the mailing of the
Schedule 14F to shareholders of Hunno 10 days prior to the date the new directors can take office. At closing, the following shall be elected officers of Hunno: Oscar Rodriguez, President and CEO, Jesus Diaz, Secretary and CFO, and
Aaron Taravella, director.

2.6      Restriction on issuance of shares; S-8 Registration Statement.
Subsequent to the Closing Date of the definitive Agreement and for a period of
12 months thereafter, Hunno shall not undertake and Abazias Inc. shall not cause
Hunno to undertake registration of more than 10% of the issued and outstanding shares of common stock on the Closing Date on Form S-8. Hunno will sign an on-going Legal Services Agreement, consisting of 750,000 shares for Michael T.
Williams, Esq., as set forth on Schedule 2.6.1. Hunno agrees that it will not undertake any form of equity financing without the express written consent and agreement of business consultant Strategic Capital Advisors. This prohibition on the issuance or sale of any form of equity security shall include, without limitation, offerings made under SB-2, Regulation-D, Regulation-S, Regulation-A,
S-8 or stock options/warrants.

2.7      Pre-Closing Actions. The parties acknowledge that this Agreement is being executed prior to the negotiation and discussion of all matters relating to this share exchange transaction and prior to the negotiation and discussion of the schedules to this Agreement and documents to be delivered thereto. As well, all of the representations and warranties may not be complete or true as of the date of signing of the Agreement. The parties agree to work together in good faith in finalizing the documentation and resolving such issues prior to
Closing, which may involve an amendment to this Agreement to reflect such issues. All schedules and material documentation must be presented to the other party for review as soon as possible following execution of this Agreement.

                    III. CONDUCT OF BUSINESS PENDING CLOSING

     Seller and Buyer covenant that between the date hereof and the date of the
Closing:

3.1      Access to Seller. Seller shall (a) give to Buyer and to Buyer's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in
Section 6.1), to all of the books, contracts, commitments and other records of
Seller and shall furnish Buyer during such period with all information concerning Seller that Buyer may reasonably request; and (b) afford to Buyer and to Buyer's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Seller, in order to conduct inspections at Buyer's expense to determine that Seller is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Seller are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Buyer shall make arrangements with Seller reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Seller. Any such investigation or inspection by Buyer shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Seller contained herein.

3.2      Conduct of Business. During the period from the date hereof to the
Closing Date, Seller shall and shall use reasonable efforts, to the extent such efforts are within Seller's control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.

3.3      Exclusivity to Buyer. Until either the exchange agreement is terminated or the exchange closed, Seller agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a exchange transaction or another type of transaction, the business of Seller or the shares of capital stock of Seller. Any person inquiring as to the availability of the business or shares of capital stock of Seller or making an offer therefor shall be told that
Seller is bound by the provisions of this Agreement. Seller as well as its officers, directors, representatives or agents further agree to advise Buyer promptly of any such inquiry or offer.

3.4      Access to Buyer. Buyer shall (a) give to Seller and to Seller's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of Buyer and shall furnish
Seller during such period with all information concerning Buyer that Seller may reasonably request; and (b) afford to Seller and to Seller's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Buyer in order to conduct inspections at
Seller's expense to determine that Buyer is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Buyer are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Seller shall make arrangements with Buyer reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Buyer. Any such investigation or inspection by Seller shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Buyer contained herein.

3.5      Conduct of Business. During the period from the date hereof to the
Closing Date, the business of Buyer shall be operated by Buyer in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.

3.6      Exclusivity to Buyer. Until either this Agreement is terminated or the exchange closed, Buyer agrees not to solicit any other inquiries, proposals or offers to enter into exchange or business combination negotiations with other parties. Any person inquiring as to the availability of the Buyer for such purposes or the making an offer therefor shall be told that Buyer is bound by the provisions of this Agreement. Buyer as well as its officers, directors, representatives or agents further agree to advise Seller promptly of any such inquiry or offer.

3.7      Approval. As promptly as reasonably practicable following the date of this Agreement, Seller shall take all action reasonably necessary in accordance with the laws of Nevada and its Articles of Incorporation and Bylaws to secure the required approval and adoption of this Agreement.

3.8      Mutual Cooperation. The initial press release relating to this
Agreement shall be a joint press release. Thereafter, each of the Seller and the
Buyer agree to provide 24 hour pre-notification to the other party of any news releases or regulatory filings which the party proposes to issue or file and shall agree to consider any reasonable recommendation or suggestion of the other party with respect thereto. Buyer shall be permitted to make announcements of
Seller's newsworthy activities provided the consent of the Seller is obtained, which consent shall not be reasonably withheld. Each party shall also provide the other party with notice a reasonable time in advance of, and shall permit a representative of the other party to review or participate in, any communications, meetings, or correspondence relating to investor relations matters, including matters relating to public offering activities which are expected to take place following Closing.

                  IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, with the knowledge and understanding that Buyer is relying materially upon such representations and warranties:

4.1      Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Seller has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of Seller, and all states in which Seller is qualified to do business as of the date hereof, are listed in the information in Schedule 4.1.
The copies of the Articles of Incorporation and Bylaws of Seller, as amended to date, delivered to Buyer, are true and complete copies of these documents as now in effect. Except as otherwise set forth in the information Schedule 4.1, Seller does not own any interest in any other corporation, business trust or similar entity. The minute book of Seller contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

4.2      Capitalization. The authorized capital stock of Seller is 1,000,000 common shares of which 1,000,000 shares are issued and outstanding. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Seller is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Seller, except as set forth in Schedule 4.2. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of Seller.
Seller has no subsidiaries except as set forth in Schedule 4.2.

4.3      Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Seller in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of Seller, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

4.4      Properties. Except as set forth on the information in Schedule 4.4 concerning Seller, Seller has good title to all of the Assets which it purports to own as reflected on the balance sheet included in the Financial Statements
(as hereinafter defined), or thereafter acquired. Seller has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Seller, as the case may be, and, to the knowledge of Seller, the other parties thereto in accordance with its terms.
Neither Seller nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the Assets of Seller is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Seller, any such condemnation, expropriation or taking been proposed. None of the assets of Seller is subject to any restriction which would prevent continuation of the use currently made thereof, or materially adversely affect the value thereof.

4.5      Contracts Listed; No Default. All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of Seller (except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business, properties or prospects of Seller and except governmental licenses, permits, authorizations, approvals and other matters referred to in Section 4.17) are listed and described in the information in
Schedule 4.5 concerning Seller. Seller is the holder of, or party to, all of the
Seller Contracts. To the knowledge of Seller, the Seller Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither Seller nor any signatory thereto is in default or breach of any material provision of the Seller Contracts.
Seller's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of the Seller Contracts.

4.6      Litigation. Except as disclosed in the information in Schedule 4.6 concerning Seller, there is no claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Seller, could have any materially adverse effect on
Seller. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Seller.

4.7      Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns"
shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans.

Seller has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of Seller are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Seller has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing
Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

Seller is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Seller that has not been paid.
There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of Seller. There is no valid basis, to the knowledge of
Seller, except as set forth in Schedule 4.7, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to
Seller by any governmental authority.

4.8      Compliance with Laws and Regulations. To its knowledge, Seller is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of Seller is currently conducted or to which
Seller is currently subject which has a material impact on Seller, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act and all similar
Canadian laws, rules and regulations. Seller knows of no assertion by any party that Seller is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Seller. To the knowledge of Seller, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Seller.

4.9      Compliance with Laws. (a) To its knowledge, the business, operations, property and assets of Seller (and, to the knowledge of Seller, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of Seller and the activities of which could result in any material adverse liability to Seller) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of
1980, as amended (including the 1986 Amendments thereto and the Superfund
Amendments and Reauthorization Act) ("CERCLA"), and the Resource Conservation
and Recovery Act ("RCRA"), as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to Seller's knowledge, Seller has foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any other law, rule, regulation or common or civil law doctrine or similar laws, rules and regulations in Nevada.

     (b) To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by Seller, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed in the information in Schedule 4.9 concerning
Seller, no suit, action, claim, proceeding, nor investigation, review or inquiry by any court or federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any state or local health department (all of the foregoing collectively referred to as "Governmental Entity") concerning any such possible violations by Seller is pending or, to the knowledge of Seller, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Seller does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding. For purposes of this Section 4.9, the term
"inquiry" includes, without limitation, all pending regulatory issues (whether before federal, state, local or inter-governmental regulatory authorities)
concerning any regulated product, including, without limitation, any diagnostic drugs and products.

4.10     Information. Seller has furnished and will continue to furnish Buyer all information and financial statements as Buyer may reasonably request.

4.11     Condition of Assets. The equipment, fixtures and other personal property of Seller, taken as a whole, is in good operating condition and repair
(ordinary wear and tear excepted) for the conduct of the business of Seller as is contemplated to be conducted.

4.12     No Breaches. To its knowledge, the making and performance of this
Agreement and the other agreements contemplated hereby by Seller will not (i)
conflict with or violate the Articles of Incorporation or the Bylaws of Seller;
(ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which Seller is a party or by which Seller or any of its respective assets, businesses, or operations may be bound or affected; or
(iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of
Seller under, or create any rights of termination, cancellation or acceleration in any person under, any Seller Contract.

4.13     Employees. None of the employees of Seller is represented by any labor union or collective bargaining unit and, to the knowledge of Seller, no discussions are taking place with respect to such representation.

4.14     Financial Statements. Seller has furnished or will prior to SEC filing deadlines furnish Buyer Sellers' financial statements (the "Financial
Statements") for the period from inception through July 31, 2003. Unaudited financial statements through March 31st are attached as Schedule 4.14. The
Financial Statements, when submitted to Buyer for inclusion in the SEC filings, will have been prepared in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder. The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of Seller as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles applicable in Nevada consistently applied ("GAAP"). Without limiting the generality of the foregoing,
(i) there is no basis for any assertion against Seller as of the date of the
Financial Statements of any debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; and (ii) there are no assets of Seller as of the date of the Financial Statements, the value of which is overstated in the Financial Statements. Except as disclosed in the
Financial Statements, Seller has no known contingent liabilities (including liabilities for Taxes), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than in the ordinary course of business. Seller is not a party to any contract or agreement for the forward purchase or sale of any foreign currency that is material to Seller taken as a whole.

4.15     Absence of Certain Changes or Events. Since the date of the last financial statement furnished to Buyer, there has not been:

          (a) Any material adverse change in the financial condition, properties, assets, liabilities or business of Seller;

          (b) Any material damage, destruction or loss of any material properties of Seller, whether or not covered by insurance;

          (c) Any material change in the manner in which the business of Seller has been conducted;

          (d) Any material change in the treatment and protection of trade secrets or other confidential information of Seller;

          (e) Any material change in the business or contractual relationship of
              Seller with any customer or supplier which might reasonably be expected to materially and adversely affect the business or prospects of Seller;

          (f) Any agreement by Seller, whether written or oral, to do any of the foregoing; and

          (g) Any occurrence not included in paragraphs (a) through (f) of this
              Section 4.16 which has resulted, or which Seller has reason to believe, in its reasonable judgment, might be expected to result, in a material adverse change in the business or prospects of
              Seller.

4.16     Governmental Licenses, Permits, Etc. To its knowledge, Seller has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). The information in Schedule 4.16 concerning Seller includes a list of all Licenses and Permits. All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.17     Employee Agreements. (a) For purposes of this Agreement, the following definitions apply:

          (1) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder or similar laws, rules and regulations in Nevada.

          (2)  "Multi-employer Plan" means a plan, as defined in ERISA Section
3(37) or similar laws, rules and regulations in Nevada, to which Seller contributes or is required to contribute.

          (3) "Employee Plan" means any pension, retirement, profit sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA other than a Multi-employer Plan or similar laws, rules and regulations in Nevada to which Seller contributes, sponsors, maintains or otherwise is bound to with regard to any benefits on behalf of the employees of
Seller.

          (4) "Employee Pension Plan" means any Employee Plan for the provision of retirement income to employees or which results in the deferral of income by employees extending to the termination of covered employment or beyond as defined in Section 3(2) of ERISA or similar laws, rules and regulations in
Nevada.

          (5) "Employee Welfare Plan" means any Employee Plan other than an
Employee Pension Plan.

          (6) "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees of Seller, former employees, officers, directors or shareholders of Seller any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

     (b) The information in Schedule 4.17 concerning Seller lists, all (1)
employment agreements and collective bargaining agreements to which Seller is a party; (2) compensation arrangements of Seller with any officer, director or employee; (3) Employee Welfare Plans; (4) Employee Pension Plans; and (5)
consulting agreements under which Seller has or may have any monetary obligations to employees or consultants of Seller or their beneficiaries or legal representatives or under which any such persons may have any rights.
Seller has previously made available to Buyer true and complete copies of all of the foregoing employment contracts, collective bargaining agreements, Employee
Plans and Compensation Arrangements, including descriptions of any unwritten contracts, agreements, Compensation Arrangements or Employee Plans, as amended to date. In addition, with respect to any Employee Plan which continues after the Closing Date, Seller has previously delivered or made available to Buyer (1)
any related trust agreements, master trust agreements, annuity contracts or insurance contracts; (2) certified copies of all Board of Directors' resolutions adopting such plans and trust documents and amendments thereto; (3) current investment management agreements; (4) custodial agreements; (5) fiduciary liability insurance policies; (6) indemnification agreements; (7) the most recent determination letter (and underlying application thereof and correspondence and supplemental material related thereto) issued by the Internal
Revenue Service with respect to the qualification of each Employee Plan under the provisions of Section 401(a) of the Code; (8) copies of all "advisory opinion letters," "private letter rulings," "no action letters," and any similar correspondence (and the underlying applications therefore and correspondence and supplemental material related thereto) that was issued by any governmental or quasi-governmental agency with respect to the last plan year; (9) Annual Reports
(Form 5500 Series) and Schedules A and B thereto for the last plan year; (10)
all actuarial reports prepared for the last plan year; (11) all certified
Financial Statements for the last plan year; and (12) all current Summary Plan
Descriptions, Summaries of Material Modifications and Summary Annual Reports.
All documents delivered by Seller to Buyer as photocopies faithfully reproduce the originals thereof, such originals are authentic and were, to the extent execution was required, duly executed.

     (c) Except as otherwise disclosed in the information in Schedule 4.17 concerning Seller:

          (1) It is not a party to and has, in effect or to become effective after the date of this Agreement, any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, incentive, vacation, sick leave, cafeteria, so-called "golden parachute" payment, disability or trust agreement or arrangement.

4.18     Brokers. Seller has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

4.19     Business Locations. Seller does not nor does it own or lease any real or personal property in any location except as set forth on the information in the Schedule 4.19 concerning Seller. Seller does not have a place of business
(including, without limitation, Seller's executive offices or place where
Seller's books and records are kept) except as otherwise set forth on the information in Schedule 4.19 concerning Seller.

4.20     Intellectual Property. The information in Schedule 4.20 concerning
Seller lists all of the Intellectual Property (as hereinafter defined) used by
Seller which constitutes a material patent, trade name, trademark, service mark or application for any of the foregoing. "Intellectual Property" means all of
Seller's right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), together with all the goodwill relating thereto and all other intellectual property of Seller. Other than as disclosed in the information in
Schedule 4.20 concerning Seller, Seller does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any Intellectual Property, whether owned by Seller or otherwise. All of the patents, trademark registrations and copyrights listed in the information in
Schedule 4.20 concerning Seller that are owned by Seller are valid and in full force and effect. To the knowledge of Seller, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any
Intellectual Property. No proceedings have been instituted against or claims received by Seller, nor to its knowledge are any proceedings threatened alleging any such violation, nor does Seller know of any valid basis for any such proceeding or claim. To the knowledge of Seller, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by
Seller. To the knowledge of Seller, its use of software does not violate or otherwise infringe the rights of any third party.

4.21     Warranties. The information in Schedule 4.21 concerning Seller sets forth a true and complete list of the forms of all express warranties and guaranties made by Seller to third parties with respect to any services rendered by Seller.

4.22     Suppliers. Except as set forth in the information in Schedule 4.22 concerning Seller, Seller knows and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason
(exclusive of expiration of a contract upon the passage of time), any present material supplier of Seller will not continue to conduct business with Seller after the Closing Date in substantially the same manner as it has conducted business prior thereto.

4.23     Accounts Receivable. The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by Seller, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

4.24     Governmental Approvals. To its knowledge, other than as set forth herein, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Seller with, any governmental authority, federal, state or local, is required in connection with Seller's execution, delivery and performance of this Agreement.

4.25     No Omissions or Untrue Statements. None of the information relating to
Seller supplied or to be supplied in writing by it specifically for inclusion in
SEC filings, at the respective times that the filings are made contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26     Information concerning Seller Complete. Seller shall promptly provide to Buyer notice concerning any of the information concerning Seller furnished hereunder if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this
Agreement. The information provided to Buyer concerning Seller, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The information provided to Buyer concerning Seller, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the information in furnished by Seller following the date hereof shall not in any way affect Buyer's right not to consummate the transactions contemplated hereby as set forth herein.

                   V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, with the knowledge and understanding that Seller is relying materially on such representations and warranties:

5.1      Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of
Delaware, and has the corporate power to carry on its business as now conducted and to own its assets and it not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the
Articles of Incorporation and Bylaws of Buyer, delivered to Seller, are true and complete copies of those documents as now in effect. Buyer does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of Buyer contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

5.2      Buyer's Authority. Buyer's Board of Directors has approved and adopted this Agreement and the Exchange.

5.3      Due Execution. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Buyer in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

5.4      No Breaches. To its knowledge, the making and performance of this
Agreement (including, without limitation, the issuance of the Buyer Shares and
Exchangeable Shares) by Buyer will not (i) conflict with the Articles of
Incorporation or the Bylaws of Buyer or Sub; (ii) violate any order, writ, injunction, or decree applicable to Buyer of Sub; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which Buyer or Sub is a party or by which Buyer or Sub or any of its assets may be bound.

5.5      Capitalization. The authorized capital stock of Buyer is 100,000,000 shares of $.001 par value common stock, of which 11,867,109 shares are issued and outstanding. Within ________ days of Closing, Buyer shall have redeemed
9,500,000 shares of its common stock from Marc Baker such that at Closing, there will only be 2,367,109 shares issued and outstanding. There is also Preferred
Stock, $0.001 par value, non-voting, 1,000,000 shares authorized, 0 shares issued and outstanding. Except for the foregoing and for the shares to be issued under the terms of this Agreement or otherwise referred to in this Agreement, there are no agreements, commitments, obligations, options, warrants or similar rights, oral or written, known to Buyer or its affiliates under which additional shares of Buyer are required to be issued after the Closing. All of the outstanding Buyer Common Stock is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of the preemptive rights of any person. The Share Consideration to be issued upon effectiveness of the
Exchange, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

5.6      Business. Buyer, since its formation, has engaged in no business other than as set forth in Buyer's SEC filings.

5.7      Governmental Approval; Consents. To its knowledge, except for the reports filed by Buyer, as a reporting company, under the Exchange Act, the filing of Buyer's SEC filings under the Securities Act, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Buyer with, any governmental authority, federal, state or local, is required in connection with Buyer's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of Buyer to enable Buyer to enter into and carry out this Agreement.

5.8      Financial Statements. To its knowledge, the financial statements of
Buyer as set forth in Buyer's SEC filings (the "Buyer Financial Statements")
present fairly, in all material respects, the financial position of Buyer as of the respective dates and the results of its operations for the periods covered in accordance with GAAP applicable to the United States. Without limiting the generality of the foregoing, (i) except as set forth in Schedule 5.13 and as follows, there is no basis for any assertion against Buyer as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of Buyer, the value of which (in the reasonable judgment of Buyer) is materially overstated in said balance sheets.
Except as disclosed therein, Buyer has no known material contingent liabilities
(including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. Buyer is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

5.9      Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the Buyer Financial Statements, since the last date of its financial information in Buyer's SEC filings, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of Buyer, and no event has occurred other than in the ordinary and usual course of business or as set forth in Buyer's SEC filings or in the Buyer Financial Statements which could be reasonably expected to have a materially adverse effect upon Buyer, and Buyer does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon Buyer's operations or future prospects. The parties recognize that Buyer is essentially dormant, conducts no operations and has no significant assets.

5.10     Contracts Listed. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of
Buyer are, with the exception of this Agreement, described in Buyer's SEC filings.

5.11     No Default. All of the contracts, agreements, leases, commitments and understandings, written or oral, and any other contract, agreement, lease, commitment or understanding, written or oral, binding upon Buyer referred to in section 5.10 above, are listed in Buyer's SEC filings. To the knowledge of
Buyer, the Buyer Contracts are valid, binding and enforceable by Buyer against the other parties thereto in accordance with their terms. Neither Buyer nor, to the knowledge of Buyer, any of the other parties thereto is in default or breach of any material provision of the Buyer Contracts. Buyer has furnished Seller with a true and complete copy of each Buyer Contract, as amended.

5.12     Taxes. Buyer has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such
Returns were, when filed, and to the best of Buyer's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Buyer has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the
Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

Buyer is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Buyer that has not been paid.
There are no Tax liens upon the assets of Buyer (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to the best of
Buyer's knowledge, except as set forth in the Buyer Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any
Tax to be issued to Buyer by any governmental authority.

5.13     Litigation. Except as disclosed in this Agreement, Buyer's SEC filings or Schedule 5.13, there is no claim, action, proceeding or investigation pending or, to Buyer's knowledge, threatened against or affecting Buyer before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Buyer, could have a materially adverse effect on Buyer. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Buyer.

5.14     Compliance with Laws and Regulations. To its knowledge, Buyer is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of Buyer is currently conducted or to which
Buyer is currently subject, which may have a material impact on Buyer, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. Buyer does not know of any assertion by any party that Buyer is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Buyer. To
Buyer's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Buyer.

5.15     Compliance with Laws. (a) To its knowledge, the business operations, property and assets of Buyer (and to the knowledge of Buyer, the business of any sub-tenant or license which is occupying or has occupied any space on any premises of Buyer and the activities of which could result in any material adverse liability to Buyer) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, CERCLA and RCRA, as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to Buyer's knowledge, Buyer has no foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any law, rule, regulation or common or civil law doctrine.

     (b) To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by Buyer, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable, federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed Buyer's SEC filings, no suit, action, claim, proceeding nor investigation review or inquiry by any Government Entity (as defined in Section 4.9) concerning any such possible violations by Buyer is pending or, to Buyer's knowledge, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Buyer does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding.

5.16     Governmental Licenses, Permits, Etc. To its knowledge, Buyer has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

5.17     Brokers. Buyer has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

5.18     Employee Plans. Except as listed in Buyer's SEC filings, Buyer has no employees, consultants or agents, and Buyer has no Employee Plans or
Compensation Arrangements.

5.19     SEC Filings. The Buyer has filed all forms, reports and documents that are required to be filed by the Buyer with the SEC since October 6, 1999. All such required forms, reports and documents (including such forms, reports and documents that the Buyer may file subsequent to the date hereof) are referred to herein as the "SEC Reports." As of their respective dates, to the Buyer's knowledge the SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934,
as applicable, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report that was filed before the date of this Agreement.

                  VI. STOCKHOLDER APPROVAL; CLOSING DELIVERIES

6.1      Stockholder Approval. Seller shall submit the Exchange and this
Agreement to its shareholders for approval and adoption at the Meeting or by written consent as soon as practicable. Subject to the Exchange and this
Agreement receiving all approvals of Seller and Seller shareholders and regulatory approvals and the absence of any shareholders of Seller (i) voting against the Exchange; and (ii) requesting redemption of their shares of Seller's
Shares in the manner provided under Nevada law.

6.2      Closing Deliveries of Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

         (a)      A certificate dated as of the Closing Date, to the effect that the representations and warranties of Seller contained in this
                  Agreement (and the Schedules to be provided for Closing) are true and correct in all material respects at and as of the
                  Closing Date and that Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Seller on or prior to the
                  Closing Date;

         (b)      A certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of Seller, the
                  incumbency and signatures of the officers of each of Seller and copies of the directors' and shareholders' resolutions of
                  Seller approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions
                  contemplated hereby;

         (c)      Stock certificates representing all of Seller's Shares, duly endorsed for transfer to the Buyer or as the Buyer may
                  otherwise direct.

         (d)      Such other documents, at the Closing or subsequently, as may be reasonably requested by Buyer as necessary for the
                  implementation and consummation of this Agreement and the
                  transactions contemplated hereby.

6.3      Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver to
Seller:

         (a)      A certificate of Buyer, dated as of the Closing Date, to the effect that the representations and warranties of Buyer
                  contained in this Agreement (and the Schedules to be provided for Closing) are true and correct in all material respects and that Buyer has complied with or performed in all material
                  respects all terms, covenants and conditions to be complied with or performed by Buyer on or prior to the Closing Date;

         (b)      A certificate, dated as of the Closing Date, executed by the
                  Secretary of Buyer, certifying the Articles of Incorporation,
                  Bylaws, incumbency and signatures of officers of Buyer and copies of Buyer's directors' and shareholders' resolutions approving and authorizing the execution and delivery of this
                  Agreement and the consummation of the transactions
                  contemplated hereby;

         (c)      Books and records of Buyer;

         (e)      Documentation  satisfactory to Seller evidencing the fact that the signatories on all relevant bank accounts of Buyer have been changed to signatories designated by Seller.

         (f)      A corporate resolution that will irrevocably instruct Pacific
                  Stock Transfer Company about the exchange ratio representing the Buyer Shares issued as consideration hereunder and
                  instructions to issue share certificates to the Shareholders in the appropriate amounts, including evidence of any share conditions attributable to the Buyer Shares. No Buyer Shares shall be issued until the Buyer shall have received a
                  certificate for required number of Seller's Shares.

         (g)      Share certificates in the appropriate amount of Buyers Shares issued to the Shareholders.  No Buyers Shares shall be issued until the Buyer shall have received a certificate for required number of Seller's Shares.

         (h)      Such other documents, at the Closing or subsequently, as may be reasonably requested by Seller as necessary for the
                  implementation and consummation of this Agreement and the
                  transactions contemplated hereby.

                    VII. CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the Closing is subject to the following conditions, any of which may be waived by Seller in its sole discretion:

7.1      Compliance by Buyer. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

7.2      Accuracy of Buyer's Representations. Buyer's representations and warranties contained in this Agreement (including all Schedules) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3      Documents. All documents and instruments delivered by Buyer to Seller at the Closing shall be in form and substance reasonably satisfactory to Seller and its counsel.

7.4      Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Seller's knowledge, be threatened.

                     VIII. CONDITIONS TO BUYER'S OBLIGATIONS

Buyer's obligation to consummate the closing is subject to the following conditions, any of which may be waived by Buyer in its sole discretion:

8.1      Compliance by Seller. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

8.2      Accuracy of Seller's Representations. Seller's representations and warranties contained in this Agreement (including the Schedules hereto) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

8.3      Material Adverse Change. No material adverse change shall have occurred subsequent to the last date of the financial statements of Seller furnished
Buyer under this Agreement in the financial position, results of operations, assets, liabilities or prospects of Seller taken as a whole, nor shall any event or circumstance have occurred which would result in a material adverse change in the business, assets or condition, financial or otherwise, of Seller taken as a whole, within reasonable discretion of Buyer.

8.4      Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Seller's knowledge, be threatened.

                               IX. INDEMNIFICATION

9.1      By Seller. Subject to Section 9.4, Seller shall indemnify, defend and hold Buyer, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities
(collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Seller set forth in this Agreement or in any certificate delivered to Buyer pursuant hereto; or (ii) the breach of any of the covenants of Seller contained in or arising out of this Agreement or the transactions contemplated hereby.

9.2      By Buyer. Subject to Section 9.4, Buyer and the Buyer pre-exchange board of directors as of the date of signing of this agreement shall indemnify, defend, and hold Seller its directors, officers, shareholders, attorneys, agents and affiliates harmless from and against any and all Losses that arise out of
(i) the breach of any representation or warranty of Buyer set forth in this
Agreement or in any certificate delivered to Seller pursuant hereto; (ii) the breach of any of the covenants of Buyer contained in or arising out of this
Agreement or the transactions contemplated hereby, (iii) any liabilities of
Buyer not disclosed herein or in its SEC filings which arise from any facts or circumstances prior to the date of the closing of the exchange and which occurred through no fault of Seller or its Affiliates; or (iv) any liabilities of the Buyer resulting from the litigation matters disclosed in Schedule 5.13.

9.3      Claims Procedure. Should any claim covered by Sections 9.1 or 9.2 be asserted against a party entitled to indemnification under this Article (the
"Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"); provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The
Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense.
No settlement of any such claim shall be made without the consent of the
Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

9.4      Limitations on Liability. Neither Seller nor Buyer shall be liable hereunder as a result of any misrepresentation or breach of such party's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by each, as the case may be, as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, US$20,000 (in which case the party liable therefor shall be liable for the entire amount of such claims, including the first US$20,000), except that Seller shall have the additional right to offset against the Notes any amounts it pays or is subject to a valid, binding, enforceable obligation to pay as a result of Buyer or its pre-exchange board member as set forth above failure to furnish the indemnification required under this Article IX.

                                 X. TERMINATION

10.1     Termination Prior to Closing. (a) If the Closing has not occurred by
30 days after the execution of this Agreement or such other date as mutually agreed upon by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.

     (b) Prior to the Termination Date either party to this Agreement may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Article VI, Article
VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then either party may terminate this Agreement.

10.2     Consequences of Termination. Upon termination of this Agreement pursuant to this Article X or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the other. No termination of this Agreement, however, whether pursuant to this Article X hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

                            XI. ADDITIONAL COVENANTS

11.1     Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

11.2     Changes in Representations and Warranties of Seller. Between the date of this Agreement and the Closing Date, Seller shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Seller herein contained not being true and correct at and as of
(a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Seller shall promptly give written notice to Buyer upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii)
any impending or threatened breach in any material respect of any of the representations and warranties of Seller contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

11.3     Changes in Representations and Warranties of Buyer. Between the date of this Agreement and the Closing Date, Buyer shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Buyer herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the
Closing Date. Buyer shall promptly give written notice to Seller upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of Buyer contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

                               XII. MISCELLANEOUS

12.1     Expenses. Buyer will pay for its counsel and accountants and all their costs. Seller will pay for its accountants and attorneys and all their costs.

12.2     Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of
Seller or Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by
Seller or Buyer, as the case may be, hereunder. All representations, warranties and covenants made by Seller and by Buyer in this Agreement, or pursuant hereto, shall survive through the Closing Date.

12.3     Nondisclosure. Buyer will not at any time after the date of this
Agreement, without Seller' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of Seller.

Seller will not at any time after the date of this Agreement, without Buyer's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to Buyer. The undertakings set forth in the preceding two paragraphs of this Section 12.3 shall lapse if the Closing takes place as to Buyer and Seller, but shall not lapse as to the officers and directors of Buyer, individually.

Any information, which (i) at or prior to the time of disclosure by either of
Seller or Buyer was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of Seller or Buyer or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Seller or
Buyer, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

12.4     Succession and Assignments; Third Party Beneficiaries. This Agreement
may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section or as to Consultants set forth in Article
II, there shall be no third party beneficiaries of this Agreement.

12.5     Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the federal postal service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses specified in writing by each party.

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth (5th) business day following the date deposited with the United States Postal Service, or (iii)
twenty-four (24) hours after shipment by such courier service.

12.6     Construction. This Agreement shall be construed and enforced in accordance with the internal laws of Nevada without giving effect to the principles of conflicts of law thereof.

12.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

12.8     No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

12.9     Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

12.10    Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

12.11    Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.12    Public Disclosure. From and after the date hereof through the Closing
Date, Buyer shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. It is understood by Seller that Buyer is required under the Exchange Act to make prompt disclosure of any material transaction.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY
TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF
THE PROVISIONS OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

HUNNO TECHNOLOGIES, INC.

                                            By:

                                            Name:
                                            Title:

ABAZIAS, INC.

                                            By: Oscar Rodriguez

                                            Name:    Oscar Rodriguez
                                            Title:   President and CEO